SCHEDULE FOR COMPUTATION OF PERFORMANCE DATA


Total return performance for the one-year, five-year, and life of fund (10 months) periods ended October 31, 1997, was N/A, N/A, and 21.17%, respectively. Total return performance for each of the periods indicated was computed by finding the average annual compounded rates of return that would equate the initial ammount invested to the ending redeemable value, according to the following formula:

                            P(1 + T) exponent n = ERV

where:   P = initial payment of $1,000
         T = average annual total return
         n = number of years
         ERV = ending redeemable value of initial payment

The total return performance figures shown above were determined by solving the above formula for "T" for each time period and Portfolio indicated.


SEC REPORTING

TOTAL RETURN

Formula in release:

P = $1,000 initial payment T = average annual report return n = number of years ERV = ending redeemable value

         P(1+T) exponent n = ERV

The formula given on pages 64 and 65 of the Release is written to solve for Ending Redeemable Value. However, the quantity to be reported is T (Average Annual Total Return).

Because P, n, and ERV are known values, we have solved for T as follows:

         T = nth root of (ERV/P) - 1

and have reported those amounts as the total return.